Investor Fact Sheet

Third Quarter 2007

Auriga Laboratories™ Inc. (OTCBB: ARGA)

Investment Highlights

YOY Growth – 6 months ended 6/30/07

- 329% increase in Gross Revenue [1]
- 296% increase in Gross Profit
- $5.5 million increase in EBITDAS [1]



$40
$35
$30
$25
$20
$15
$10
$5
$0
$30 - $33M
$4
$7
$16
2007

2007 Gross Revenue Guidance – Estimated $30 to $33 million of gross revenue for the year ending December 31, 2007, compared to $7.4 million for the year ending December 31, 2006.

Stock Information:

Stock Price (8/2/07)	$0.99
52 Week Range	$0.59 - $2.40
Average Volume (3 mo.)	170,000
Market Cap.	$42M
Shares Outstanding	44.2M

Contact Information:

Jae C. Yu
VP of Corporate Development
(310) 461-3612

Corporate Profile

Auriga Laboratories™ Inc. is a specialty pharmaceutical company building the first nationwide commission-only sales force. Our unique business model drives growth by combining a diversified product portfolio with an innovative commission-based sales structure. Through our specialized sales divisions and expanding product portfolio, we are uniquely positioned to diversify our distribution channels and increase our nationwide presence.

Branded Rx Division – Tailored around our prescription brand portfolio, this division promotes our Extendryl®, Levall®, Zinx™, and Aquoral™ lines. The Extendryl® and Levall® families provide relief of symptoms associated with a wide range of acute respiratory diseases, while our Zinx™ convenience kits are the first prescription products to include zinc lozenges with prescription medicine in a single package. Aquoral™ is an FDA-cleared, 510(K) device for the treatment of xerostomia, or dry mouth. Collectively, these lines represent a marketplace opportunity estimated to exceed $10.3 billion.

Advanced Topical Solutions Division (A.T.S.) – This division is primarily focused on the $4.2 billion U.S. dermatology market with a secondary focus on gastroenterology and colon-rectal markets. Our current product lines include Akurza™ Cream and Lotion and Xyralid™ RC and LP.

Consumer Brands Division – Dedicated to increasing our presence in the over-the-counter segment, this division's current product lines include Zinx™ lozenges, Ellevan Gel, our exclusive intranasal product, and a hair loss product that has sold over 2 million units in Europe. Our products' convenience and efficacy serve as cornerstones to our consumer brands strategy.

Stesso Pharmaceuticals™ Division – Aimed at the expanding generic market segment, this division will initially focus on the life cycle management of our branded Rx products by developing and launching our own authorized generics.

Innovative Commission-Based Sales Model

- Our innovative sales model promotes corporate profitability by matching revenue growth against commission-based variable expenses.
- Unlike traditional models, our model creates an accelerated path to corporate profitability by rewarding sales reps on a performance only basis.
- Our proprietary system of recruiting, screening, training and management enables us to maximize sales force effectiveness, while minimizing the financial risk to our company.

Traditional Industry Model (illustrative)



Break-Even Point
Revenue
Operating expenses (1)
Time

(1) Operating expenses including salaried reps

Auriga's Sales Model (illustrative)



Break-Even Point
Revenue
Operating expenses (1)
Time

(1) Operating expenses including commission-based reps

As we continue to attract and retain talented, entrepreneurial sales representatives, we are poised to expand our national sales force from 228 reps as of June 30th to 500 full-time-equivalents by year end.

Diversified Product Portfolio

Auriga's diversified product portfolio focuses on addressing unmet market needs and utilizing well-known branded lines. Our strategic portfolio enables us to:

- Mitigate the impact of seasonality
- Diversify our revenue channels
- Penetrate and accumulate market share in numerous markets

Positioned for Strong Growth

- Low-risk, variable sales model
- Diversified product portfolio
- Strategic R&D pipeline
- Experienced management team

Strategic R&D Pipeline

Auriga's founders and management team are experts in managing the full life cycle of bringing a new medication to market - from pipeline development and formulation to final sales. Our drug development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets and sales.

Product Development Pipeline:

- Three programs - 505(b)(2) New Drug Applications
- Eight programs - Authorized Generics and ANDAs
- Two programs - 510(k) Device Applications

Patent Portfolio:

- We have multiple patent and provisional patent applications filed which cover sequential release formulations, mixed-release rapid-dissolving formulations, methods for enhancing the solubility and bioavailability of corticosteroids, various release profiles for methscopolamine, and the delivery of potassium guaiacolsulfonate in multiphase release profiles.

Experienced Management Team

Philip S. Pesin, Chairman & Chief Executive Officer
As the company's founder, Mr. Pesin has extensive experience and a successful track-record of establishing innovative, high-growth companies. In addition to being a CPA, he holds a Master of Laws degree from Georgetown University and a JD from the University of San Diego School of Law.

Charles R. Bearchell, CPA, JD Chief Financial Officer
Mr. Bearchell brings a wealth of finance and accounting expertise across multiple industries including medical, consumer products, aerospace and on-line services. Mr. Bearchell is a licensed CPA and earned a JD from Southwestern University School of Law.

Andrew D. Shales, Chief Operating Officer
Mr. Shales has been a sales and marketing leader in the pharmaceutical industry for nearly 20 years with extensive experience in building commercial teams, strategic planning, implementation, and leadership development. His company experience includes Synthon Pharmaceuticals, First Horizon Pharmaceutical (Sciele), UCB Pharma & Solvay Pharmaceuticals.

Alan T. Roberts, Chief Scientific Officer
Mr. Roberts has a broad base of experience spanning more than 17 years in the technical disciplines of the pharmaceutical industry. Most recently, he served as vice president of global manufacturing & development, and vice president of scientific affairs for First Horizon Pharmaceutical Corporation (Sciele).

Rick C. Coulon, VP of Consumer Brands
Mr. Coulon has more than 20 years of experience marketing healthcare and consumer brands. He joins Auriga from StoneBridge Pharma a division of Stiefel Laboratories.

Steven D. Gallopo, VP of Business Development
Mr. Gallopo has 18 years of pharmaceutical experience in marketing, product development, life-cycle management, and strategic planning. He joins us from Stiefel Laboratories Inc.

Mischelle M. Hall, VP of Marketing
Ms. Hall has held senior marketing positions with First Horizon Pharmaceutical Corporation (Sciele), Sigma-Tau Pharmaceuticals, UCB Pharma, and Synthon Pharmaceuticals. Ms. Hall earned her MBA from Georgia State University.

Lisa M. Tripodi, VP of Trade Relations,
Ms. Tripodi has more than 20 years experience in the healthcare industry with extensive knowledge in supply chain development, managed care and national account management. Most recently, she comes from The Medicines Company and Amgen prior to that.

Richard K. Sampson, National Sales Director
Mr. Sampson has extensive pharmaceutical sales experience from Ligand Pharmaceuticals, PharmaDerm, the Branded Dermatology Division of Altana, Inc., and Elan Pharmaceuticals. Mr. Sampson earned his MBA from Georgia Tech.

For more information, please visit: http://www.aurigalabs.com.

(1) Gross revenue and EBITDAS are non-GAAP financial measures as defined by SEC Regulation G. See our Form 10-QSB filed with the SEC on August 8, 2007 for a reconciliation to their nearest GAAP financial measures and additional disclosure on these metrics.